Exhibit 10.2

March 8, 2024

VIA EMAIL

Steven Ratoff

Dear Steve:

This agreement contains the terms of your position as Interim Chief Financial Officer of Eagle Pharmaceuticals, Inc. (the “Company”) with an effective date of Mach 8, 2024 (the “Effective Date”).

As Interim Chief Financial Officer, you will report directly to the Interim Executive Chair and will perform duties of the chief financial officer position as set forth in the Company's bylaws and as the Board shall designate from time to time. Your role as Interim Chief Financial Officer is intended to be a temporary position with an expected term of less than 12 months (the “Term”), though this is an at-will appointment and may be terminated sooner or extended, by mutual agreement.

You will perform your services hereunder primarily from the Company’s offices in New Jersey. You may be required to travel from time to time. You will be eligible for reimbursement of reasonable, necessary expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

During your Term as Interim Chief Financial Officer, you will receive compensation at the rate of $154,000 for the first three months and $77,000 per month thereafter which will be paid in accordance with the Company’s regular payroll practices. During the Term, you will not be eligible for participation in the Company’s executive bonus program, as the compensation set forth above is inclusive of a bonus. You will also not be eligible to participate in the Company’s severance plans. Even if you are eligible to participate in the Company’s health and welfare plans in accordance with the terms and eligibility criteria of such plans, you have disclosed that you do not intend to participate in the Company’s health and welfare plans given your existing coverage through other employment or self-employment. Your employment will be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion, but only to the extent that such policies and procedures are not inconsistent with the terms of this letter.

During the Term, you will not be eligible for compensation (either in the form of cash or equity) under the Company’s non-employee director compensation program. You have previously been granted one or more equity awards by the Company in connection with your service as a director, which grant(s) shall continue to vest during the Term and which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans.

The existing indemnification agreement (along with any applicable confidentiality or non-disclosure agreement) between you and the Company will continue to govern your service as Interim Chief Financial Officer. You represent that you are not subject to any obligation that would restrict your ability to become Interim Chief Financial Officer of the Company and fulfill your duties to the Company in such capacity. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s certificate of incorporation, bylaws, any applicable agreements and applicable law.

You acknowledge that as a result of your service on the Board and as Interim Chief Financial Officer you have obtained and will obtain confidential information and proprietary information relating to or provided by the Company and its affiliates. During and after the Term, you shall not use for your benefit or disclose confidential information, proprietary information, knowledge or data relating to or provided by the Company and its affiliates and you agree to execute the Company’s standard employee non-disclosure agreement upon the Company’s reasonable request.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your service as Interim Chief Financial Officer and supersedes any prior representations or agreements on this subject matter, whether written or oral. This letter will be construed and interpreted in accordance with the laws of the State of New Jersey. This letter may not be modified or amended except by a written agreement, signed by an authorized officer of the Company and by you.

We look forward to continue working with you in your new capacity.

Sincerely,

Eagle Pharmaceuticals, Inc.

By:	/s/ Michael Graves
Name: Michael Graves
	Title:	Interim Executive Chairman of the Board and
Interim Principal Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Steven Ratoff
Steven Ratoff